Registration No. 333-63637

Registration No. 333-72134

Registration No. 333-72296

Registration No. 333-130773

Registration No. 333-130774

Registration No. 333-189310

Registration No. 333-192941

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-63637

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-72134

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-72296

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-130773

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-130774

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-189310

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-192941

UNDER

THE SECURITIES ACT OF 1933

SYNERGETICS USA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	20-5715943
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

3845 Corporate Centre Drive

O’Fallon, Missouri 63368

(636) 939-5100

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Valley Forge Scientific Corp. Non-Qualified Employee Stock Option Plan

Valley Forge Scientific Corp. 2000 Non-Employee Directors Stock Option Plan

Valley Forge Scientific Corp. 2001 Stock Plan

Amended and Restated Valley Forge Scientific Corp. 2001 Stock Plan

Synergetics USA, Inc. 2005 Non-Employee Directors’ Stock Option Plan

Amended and Restated Synergetics USA, Inc. 2005 Non-Employee Directors’ Stock Option Plan

Second Amended and Restated Synergetics USA, Inc. 2001 Stock and Performance Incentive Plan

(Full Title of the Plans)

Robert Chai-Onn

Executive Vice President, General Counsel and Chief Legal Officer,

Head of Corporate and Business Development

Valeant Pharmaceuticals International, Inc.

2150 St. Elzéar Blvd. West

Laval, Quebec

Canada, H7L 4A8

(949) 461-6000

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Stephen F. Arcano

Marie L. Gibson

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036

(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements filed on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-63637, originally filed by Valley Forge Scientific Corp., a Pennsylvania company (“VFS”), with the Securities and Exchange Commission (the “SEC”) on September 18, 1998, which registered the offering of an aggregate of 500,000 shares of VFS’s common stock, no par value, under the Valley Forge Scientific Corp. Non-Qualified Employee Stock Option Plan;

•	Registration Statement No. 333-72134, originally filed by VFS with the SEC on October 24, 2001, which registered the offering of an aggregate of 150,000 shares of VFS’s common stock, no par value, under the Valley Forge Scientific Corp. 2000 Non-Employee Directors Stock Option Plan;

•	Registration Statement No. 333-72296, originally filed by VFS with the SEC on October 26, 2001, which registered the offering of an aggregate of 345,000 shares of VFS’s common stock, no par value, under the Valley Forge Scientific Corp. 2001 Stock Plan;

•	Registration Statement No. 333-130773, originally filed by Synergetics USA, Inc., a Delaware corporation (the “Company”), with the SEC on December 30, 2005, which registered the offering of an aggregate of 1,000,000 the Company’s common stock, $0.001 par value (“Shares”), under the Amended and Restated Valley Forge Scientific Corp. 2001 Stock Plan;

•	Registration Statement No. 333-130774, originally filed by the Company with the SEC on December 30, 2005, which registered the offering of an aggregate of 200,000 Shares, under the Synergetics USA, Inc. 2005 Non-Employee Directors’ Stock Option Plan;

•	Registration Statement No. 333-189310, originally filed by the Company with the SEC on June 14, 2013, which registered the offering of an aggregate of 300,000 Shares, under the Amended and Restated Synergetics USA, Inc. 2005 Non-Employee Directors’ Stock Option Plan; and

•	Registration Statement No. 333-192941, originally filed by the Company with the SEC on December 19, 2013, which registered the offering of an aggregate of 655,000 Shares, under the Second Amended and Restated Synergetics USA, Inc. 2001 Stock and Performance Incentive Plan.

The Company is filing these Post-Effective Amendments to the Registration Statements to withdraw and remove from registration any unissued and unsold securities issuable by the Company pursuant to the above referenced Registration Statements.

On October 15, 2015, pursuant to the Agreement and Plan of Merger, dated as of September 1, 2015 (the “Merger Agreement”), by and among the Company, Valeant Pharmaceuticals International (“VPI”), a Delaware corporation and Blue Subsidiary Corp., a Delaware corporation and a wholly owned subsidiary of VPI (“Purchaser”), Purchaser merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of VPI.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the above referenced Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgewater, State of New Jersey, on October 15, 2015.

Synergetics USA, Inc.

By:	/s/ Robert R. Chai-Onn
Name:	Robert R. Chai-Onn
Title:	Executive Vice President, General Counsel, Corporate Secretary

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.